Exhibit 99.1(k)

AMENDMENT NO. 6 TO GUARANTEE AGREEMENT

AMENDMENT NO. 6 TO GUARANTEE AGREEMENT, dated as of March 14, 2025 (this “Amendment”), between ACRES COMMERCIAL REALTY CORP, f/k/a Exantas Capital Corp., a Maryland corporation (“Guarantor”), and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association (“Buyer”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Repurchase Agreement (as defined below).

RECITALS

WHEREAS, RCC REAL ESTATE SPE 8, LLC (“Seller”) and Buyer are parties to that certain Uncommitted Master Repurchase Agreement, dated as of October 26, 2018 (as amended by that certain First Amendment to Uncommitted Master Repurchase Agreement, dated as of August 14, 2020, as further amended by that certain Amendment No. 2 to Master Repurchase Agreement, dated as of September 1, 2021, as further amended by that certain Amendment No. 3 to Master Repurchase Agreement and Guarantee Agreement, dated as of October 26, 2021, as further amended by that certain Term SOFR Conforming Changes Amendment, dated as of December 31, 2021, as further amended by that certain Amendment No. 4 to Master Repurchase Agreement, dated as of July 21, 2023, and as may be further amended, restated, supplemented or otherwise modified and in effect from time to time, the “Repurchase Agreement”);

WHEREAS, in connection with the Repurchase Agreement, Guarantor entered into that certain Guarantee Agreement, dated as of October 26, 2018 (as amended by that certain Amendment No. 1 to Guarantee Agreement, dated as of May 6, 2020, as further amended by that certain Amendment No. 2 to Guarantee Agreement, dated as October 2, 2020, as further amended by that certain Amendment No. 3 to Master Repurchase Agreement and Guarantee Agreement, dated as of October 26, 2021, as further amended by that certain Amendment No. 4 to Guarantee Agreement, dated as of November 17, 2022, as further amended by that certain Amendment No. 5 to Guarantee Agreement, dated as of July 21, 2023, as amended hereby, and as may be further amended, restated, supplemented or otherwise modified and in effect from time to time, the “Guarantee Agreement”); and

WHEREAS, Guarantor and Buyer have agreed to amend certain provisions of the Guarantee Agreement in the manner set forth herein.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor and Buyer agree as follows:

Section 1.
Amendments to Guarantee Agreement.
(a)
The definition of “Adjusted Total Indebtedness” in Section 1 of the Guarantee Agreement is hereby deleted in its entirety and replaced with the following:

““Adjusted Total Indebtedness” shall mean, with respect to Guarantor and its Consolidated Subsidiaries (other than ACRES SPE 2025-1, LLC) and any date, the Total Indebtedness of Guarantor minus the sum of Convertible Debt, Trust Preferred Securities and Collateralized Debt Obligations.”

(b)
Section 9(a)(i) of the Guarantee Agreement is hereby amended by amending and restating that section in its entirety to read as follows:

“(i) At all times, Guarantor shall maintain unpledged, unencumbered Liquidity of not less than the greater of (1) from the Closing Date through October 25, 2021, not less than the greater of (A) 10,000,000 and (B) ten percent (10%) of the aggregate outstanding Repurchase Price of all Purchased Assets as of such time; (2) from October 26, 2021 through September 30, 2022, not less than the greater of (A) $10,000,000 and (B) five percent (5%) of the aggregate outstanding Repurchase Price of all Purchased Assets as of such time; (3) from October 1, 2022 through December 31, 2024, not less than the greater of (A) $15,000,000 and (B) seven and a half percent (7.5%) of the aggregate outstanding Repurchase Price of all Purchased Assets as of such time; (4) from January 1, 2025 to March 13, 2025, not less than the greater of (A) $10,000,000 and (B) five percent (5%) of the aggregate outstanding Repurchase Price of all Purchased Assets as of such time; and (5) from and after March 14, 2025, not less than the greater of (A) $20,000,000 and (B) seven and one half percent (7.5%) of the aggregate outstanding Repurchase Price of all Purchased Assets as of such time, of which at least fifty percent (50%) of such Liquidity requirement shall be comprised of Cash and Cash Equivalents.”

(c)
Section 9(a)(iii) of the Guarantee Agreement is hereby amended by amending and restating that section in its entirety to read as follows:

“(iii) Guarantor shall not permit, for any Test Period, the ratio of its Total Indebtedness to its Total Equity to be (1) from the Closing Date through the calendar quarter ending September 30, 2022, greater than 6.00 to 1.00; (2) from the calendar quarter ending December 31, 2022 through the calendar quarter ending December 31, 2024, greater than 5.50 to 1.00; (3) from January 1, 2025 through March 13, 2025, greater than 5.50 to 1.00; (4) from March 14, 2025 through the calendar quarter ending December 31, 2025, greater than 4.35 to 1.00; and (5) at all times after the calendar quarter ending December 31, 2025, greater than 4.75 to 1.00. For the avoidance of doubt, any calculation of Total Indebtedness will include any and all recourse and non-recourse debt of any Consolidated Subsidiary of Guarantor.”

(d)
Section 9(a)(v) of the Guarantee Agreement is hereby amended by amending and restating that section in its entirety to read as follows:

“(v) Guarantor shall not permit, for any Test Period, the ratio of (i) the sum of the trailing four (4) fiscal quarters EBITDA for Guarantor and its Consolidated Subsidiaries for such Test Period to (ii) the trailing four (4) fiscal quarters Interest Expense for Guarantor and its Consolidated Subsidiaries for such Test Period to be

(1) from the Closing Date through the calendar quarter ending September 30, 2022, less than 1.50 to 1.00; (2) from the calendar quarter ending December 31, 2022 through the calendar quarter ending March 31, 2025, less than 1.25 to 1.00; and (3) at all times after the calendar quarter ending March 31, 2025, less than 1.35 to 1.00.”

Section 2.
Conditions Precedent; Effective Date. This Amendment shall become effective on the date on which this Amendment is executed and delivered by a duly authorized officer of each of Buyer and Guarantor (the “Amendment Effective Date”).
Section 3.
Guarantor’s Representations and Warranties. On and as of the Amendment Effective Date, and after giving effect to the matters contained in this Amendment, Guarantor hereby represents and warrants to Buyer that (a) it is in compliance with all the terms and provisions set forth in the Guarantee Agreement on its part to be observed or performed, (b) with respect to Guarantor’s covenants in Section 9(a)(i), 9(a)(iii) and 9(a)(v) of the Guarantee, after giving effect to this Amendment and, with respect to all other requirements of the Transaction Documents, both prior to and after giving effect to this Amendment, no Default or Event of Default under the Repurchase Agreement has occurred and is continuing, and (c) it has no, and hereby waives all, defenses, rights of setoff, claims, counterclaims or causes of action of any kind or description against Buyer arising under or in respect of the Guarantee Agreement or any other Transaction Document (other than a defense of payment or performance). Guarantor hereby confirms and reaffirms the representations and warranties contained in the Guarantee Agreement and all of the other Transaction Documents.
Section 4.
Acknowledgments of Guarantor. Guarantor hereby acknowledges and agrees that (a) it continues to be bound by the Guarantee Agreement to the extent of the Obligations (as defined therein), and (b) as of the date hereof, Buyer is in compliance with its undertakings and obligations under the Repurchase Agreement, the Guarantee Agreement and each of the other Transaction Documents.
Section 5.
Limited Effect. The Guarantee Agreement (except as the foregoing is expressly amended and modified by this Amendment), and each of the other Transaction Documents remain, in full force and effect in accordance with their respective terms; provided, however, that on the Amendment Effective Date, (a) all references in the Repurchase Agreement to the “Transaction Documents” shall be deemed to include, in any event, this Amendment, and (b) each reference to the “Guarantee” or “Guarantee Agreement” in any of the Transaction Documents shall be deemed to be a reference to the Guarantee Agreement, as amended hereby.
Section 6.
Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument, and the words “executed,” signed,” “signature,” and words of like import as used above and elsewhere in this Amendment or in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signatures, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.
Section 7.
Costs and Expenses. Guarantor shall pay Buyer’s reasonable actual out of pocket costs and expenses, including reasonable fees and expenses of attorneys, incurred in connection with the preparation, negotiation, execution and consummation of this Amendment.
Section 8.
No Novation, Effect of Agreement. Guarantor and Buyer have entered into this Amendment solely to amend the terms of the Guarantee Agreement and do not intend this Amendment or the transactions contemplated hereby to be, and this Amendment and the transactions contemplated hereby shall not be construed to be, a novation of any of the obligations of Guarantor under or in connection with the Guarantee Agreement.
Section 9.
Submission to Jurisdiction. Each party hereto irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Amendment or relating in any way to this Amendment and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

The parties hereto hereby irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified in the Guarantee Agreement. The parties hereto hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 9 shall affect the right of Buyer to serve legal process in any other manner permitted by law or affect the right of Buyer to bring any action or proceeding against Guarantor or its property in the courts of other jurisdictions.

Section 10.
WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AMENDMENT.
Section 11.
GOVERNING LAW. THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AMENDMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES

THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AMENDMENT.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written and effective as of the Amendment Effective Date.

ACRES COMMERCIAL REALTY CORP, f/k/a Exantas Capital Corp., a Maryland corporation

By: /s/ Jaclyn Jesberger
Name: Jaclyn Jesberger
Title: Senior Vice President

JPM-ACRES/Exantas-Signature Page to Amendment No. 6 to Guarantee Agreement

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association

By: /s/ Thomas Cassino
Name: Thomas N. Cassino
Title: Managing Director

JPM-ACRES/Exantas-Signature Page to Amendment No. 6 to Guarantee Agreement